EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

RATIO OF EARNINGS TO FIXED CHARGES

	Pro Forma	Pro Forma	Pro Forma	Actual	Actual	Actual	Actual	Actual	Actual	Actual
	52 Weeks	26 Weeks	52 Weeks	26 Weeks	26 Weeks	52 Weeks	52 Weeks	53 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	September 30, 2010	September 30, 2010	April 1, 2010	September 30, 2010	October 1, 2009	April 1, 2010	April 2, 2009	April 3, 2008	March 29, 2007	March 30, 2006

EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	$58,232	$62,990	$(9,911)	$71,949	$(10,466)	$(21,776)	$(109,923)	$11,244	$(59,833)	$(83,575)
Add:Fixed charges (below)	296,766	149,140	291,987	147,459	137,667	279,012	284,622	303,346	357,743	239,398
Amortization of capitalized interest	1,493	688	1,522	688	717	1,522	1,623	1,493	2,395	1,253
Distributed income of equity investees	30,210	10,175	34,463	10,175	14,428	34,463	29,978	43,553	236,260	5
Less:Interest capitalized (below)	(37)	(23)	(14)	(23)	—	(14)	(415)	(1,114)	(1,760)	(2,239)

Earnings for ratio	386,664	222,970	318,047	230,248	142,346	293,207	205,885	358,522	534,805	154,842

FIXED CHARGES:
Interest on borrowings	130,928	65,750	126,458	65,750	61,280	126,458	115,757	131,157	188,809	114,030
Interest on capital and financing lease obligations	5,618	3,224	5,652	3,008	2,826	5,652	5,990	6,505	4,669	3,937
Interest-discontinued operations	—	—	—	—	—	—	7,881	11,927	13,394	4,119
Interest capitalized	37	23	14	23	—	14	415	1,114	1,760	2,239
Estimated interest portion of rental expense (1)	160,183	80,143	159,863	78,678	73,561	146,888	149,601	146,463	142,681	108,876
Estimated interest portion of rental expense (1)-discontinued operations	—	—	—	—	—	—	4,978	6,180	6,430	6,197

Fixed Charges	296,766	149,140	291,987	147,459	137,667	279,012	284,622	303,346	357,743	239,398

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$—	$—	$—	$—	$—	$78,737	$—	$—	$84,556

RATIO OF EARNINGS TO FIXED CHARGES	1.3	1.5	1.1	1.6	1.0	1.1		1.2	1.5